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                                                                    Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Citicorp:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Travelers Group Inc. of our report dated January 20, 1998 relating to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996 and the reference to our firm under the heading "Experts" in the Registration Statement. Our report with respect to these consolidated financial statements is included in the 1997 Citicorp Annual Report and Form 10-K.

/s/ KPMG Peat Marwick LLP

New York, New York
June 11, 1998